Form 8-K

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 9, 2010
Date of Report (Date of earliest event reported)

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INTERNATIONAL COMMERCIAL TELEVISION INC.
(Exact name of registrant as specified in its charter)

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Nevada	0-49638	76-0621102
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification Number)

299 Madison Avenue N. Suite C
Bainbridge Island, WA 98110
(Address of principal executive offices)

206-780-8203
Registrant’s telephone number, including area code.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The Securities and Exchange Commission on August 9, 2010, charged International Commercial Television, Inc. (“ICTV”) with filing inaccurate financial statements as a result of improper revenue recognition during the period from the second quarter of 2007 through the second quarter of 2008.  ICTV has agreed to settle all charges by consenting to an injunction against future violations of the SEC requirements to file accurate financial statements and to maintain controls necessary to ensure accuracy.

In May 2008, ICTV moved its administrative offices from Bainbridge Island, Washington, to Wayne, Pennsylvania.  The Company’s CFO resigned at that time rather than relocate to Pennsylvania.  The new CFO hired by ICTV disagreed with the methods used by the former CFO to recognize certain revenues and to record returns, bad debt and reserves.

AS a result, ICTV announced in a report on Form 8-K filed on October 31, 2008, that it had discovered apparent errors in its recognition of revenues beginning with the third quarter of 2007 and that, as a result, it would be restating its financial statements for the last two quarters of 2007 and the first two quarters of 2008.  During ICTV’s restatement process, that report was amended to include the second quarter of 2007.  The restatement of ICTV’s financial statements has been completed and ICTV has been current in its financial reporting since June 30, 2010.

As a result, the Securities and Exchange Commission conducted an informal inquiry to determine if there had been violations of federal securities laws.  ICTV provided its full cooperation to the SEC.  The action filed by the SEC on August 9 is the culmination of the investigation as to ICTV.

“We are pleased that the SEC did not feel it was appropriate to fine or bring any fraud charges against the company or any of its present officers or directors” said Kelvin Claney, CEO of ICTV.  “While we are embarrassed and apologize over the need to restate our prior financial statements, we now have absolute confidence in the accuracy of our financial reporting.  We are glad to have this process behind us, and we look forward to resuming the growth of the company.”

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Commercial Television, Inc.

By:	/s/ Kelvin Claney
Kelvin Claney, President and Chief Executive Officer

Date:  August 10, 2010